Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
STEEL HOLDINGS, INC.
STEEL MERGER SUB, INC.
and
SOFTBRANDS, INC.
Dated as of June 11, 2009

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 11, 2009 by and among Steel Holdings, Inc., a Delaware corporation (“Parent”), Steel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SoftBrands, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.
(i) WITNESSETH:
     WHEREAS, it is proposed that Merger Sub will merge with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Company Capital Stock will thereupon be canceled and converted into the right to receive an amount of cash as set forth herein, all upon the terms and subject to the conditions set forth herein.
     WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.
     WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have (i) determined that it is in the best interests of Parent and Merger Sub, respectively, and declared it advisable to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements, in substantially the form attached hereto as Exhibit A (the “Voting Agreements”), with Parent, pursuant to which such stockholders have irrevocably agreed to vote in favor of the Merger and the transactions contemplated thereby and to other matters set forth therein.
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS
     1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
          (a) “Acquisition Proposal” means any offer, proposal, indication of interest or inquiry (other than an offer, proposal, indication of interest or inquiry by Parent or Merger Sub) to engage in an Acquisition Transaction.
          (b) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than ten percent (10%) of the Company Capital Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than ten percent (10%) of the Company Capital Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than ninety percent (90%) of the equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of more than ten percent (10%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the lesser of book or fair market value thereof), or (iv) any other transaction the consummation of which is reasonably likely to impede, interfere with, prevent or materially delay the Merger or that is reasonably likely to dilute materially the benefits to Parent of the transactions contemplated hereby.
          (c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          (d) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
          (e) “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.
          (f) “Change of Recommendation” shall mean the failing to make, withholding, withdrawal (or not continuing to make), amendment, qualification or modification, in a manner adverse to Parent, by the Company Board (or any individual member or committee thereof) of the Company Board Recommendation (or approving, adopting, recommending or publicly proposing to recommend, an Acquisition Proposal, or failing to recommend against an Acquisition Proposal within two Business Days of a request by Parent to do so) or publicly proposing to do so, or the taking of any other action or the making of any other statement by the Company Board (or any individual member or committee thereof) that is inconsistent with the Company Board Recommendation, and, in the case of a tender or exchange offer made by a third party directly to the Company Stockholders, a failure to recommend that the Company Stockholders reject such tender or exchange offer.
          (g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
          (h) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (i) “Common Per Share Amount” means $0.92.
          (j) “Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2008.
          (k) “Company Board” means the board of directors of the Company.
          (l) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
          (m) “Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Rights Agreement.
          (n) “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind to employees, whether written, unwritten or otherwise, funded or unfunded, domestic or foreign, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.
          (o) “Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary.

          (p) “Company Intellectual Property Agreements” means the In-Licenses and the Out-Licenses, collectively.
          (q) “Company Material Adverse Effect” means any change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), which individually or in the aggregate, (i) is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either individually or in the aggregate, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any failure in and of itself (as opposed to the causes, facts and circumstances underlying such failure) by the Company or any of its Subsidiaries to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or (B) any Change resulting from or arising out of any of the following: (1) general economic conditions in the United States or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein) and general political conditions in the United States or any other country (or changes therein), in any such case to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (2) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein), in any such case to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in such industries; (3) any conditions arising out of acts of terrorism or war, weather conditions or other force majeure events to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (4) the announcement of this Agreement, the consummation of the transactions contemplated hereby, any action required to cause compliance with the terms of, or the taking of any action expressly required by, this Agreement or any action approved or consented to in writing by Parent; (5) any changes after the date hereof in GAAP or accounting requirements applicable to the industries in which the Company or its Subsidiaries conduct business (or the interpretation of any of the foregoing); (6) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (as opposed to the causes, facts and circumstances underlying such changes); (7) any breach by Parent of this Agreement; or (8) the introduction or success of any product that competes with any product of the Company or its Subsidiaries, or (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof.
          (r) “Company Options” means any options to purchase shares of Company Common Stock or stock appreciation rights outstanding under any of the Company Stock Plans.
          (s) “Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

          (t) “Company Registered Intellectual Property” means all Registered Intellectual Property owned by, or filed in the name of, the Company or its Subsidiaries.
          (u) “Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.01 per share, of the Company.
          (v) “Company Series C-1 Preferred Stock” means the Series C-1 Preferred Stock, par value $0.01 per share, of the Company.
          (w) “Company Series D Preferred Stock” means the Series D Preferred Stock, par value $0.01 per share, of the Company.
          (x) “Company Source Code” means Source Code with respect to the Company Products.
          (y) “Company Stock Plans” means (i) the Company’s Amended and Restated 2001 Stock Incentive Plan and (ii) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.
          (z) “Company Stock-Based Award” means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than rights under Company Options.
          (aa) “Company Stockholders” means holders of shares of Company Capital Stock, in their capacity as such.
          (bb) “Company Termination Fee” means an amount in cash equal to $2,600,000.
          (cc) “Company Warrants” means all warrants to purchase shares of Company Capital Stock.
          (dd) “Contract” means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, option or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing, pursuant to which a Person or any its assets or properties may be bound.
          (ee) “Delaware Law” means the DGCL and any other applicable law (including common law) of the State of Delaware.
          (ff) “DOJ” means the United States Department of Justice or any successor thereto.

          (gg) “DOL” means the United States Department of Labor or any successor thereto.
          (hh) “Domain Name” means any or all of the following: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.
          (ii) “Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement or Contract between the Company or any ERISA Affiliate and any employee.
          (jj) “Environmental Law” means any and all applicable Laws and regulations promulgated thereunder, or any agreement with any Governmental Authority related to the environment, relating to pollution, contamination, noise, nuisance, odor, wetlands, worker health and safety, the environment, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to or Hazardous Substances or otherwise relating to the sale, import, export, production, use, emission, storage, treatment, transportation, recycling, disposal, deposit, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.
          (kk) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.
          (ll) “ERISA Affiliate” means each Subsidiary of the Company and any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
          (mm) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (nn) “Expenses” means all out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred or payable by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any reasonable out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.
          (oo) “Freely Available Cash” means unrestricted cash of the Company, net of any Tax obligations to the Company or any of its Subsidiaries, that is freely available for any purpose and that can be distributed, contributed or otherwise delivered to the Company (from any Affiliates of the Company) in accordance with Applicable Law, including those relating to solvency, adequate surplus and similar capital adequacy tests, but excluding any such cash required to pay (1) the amounts required to be paid pursuant to Section 2.7 to holders of Company Warrants, Company Options and Company Stock-Based Awards, (2) any unpaid

Expenses of the Company and any unpaid Expenses of the Company incurred in the Company’s sales process and (3) the aggregate amount of the Change of Control Payments.
          (pp) “FTC” means the United States Federal Trade Commission or any successor thereto.
          (qq) “GAAP” means generally accepted accounting principles in the United States, consistently applied.
          (rr) “Governmental Authority” means any government (including any political subdivision thereof), any governmental or regulatory entity or body, department, commission, official, board, agency, administrative authority or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the NYSE Amex Equities), and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
          (ss) “Hazardous Substance” means any material, chemical, emission or substance that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or contaminant or otherwise a danger to health, reproduction or the environment and any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
          (tt) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
          (uu) “Identified Company Representations” means the representations or warranties of the Company set forth in Section 3.1 (Authorization), Section 3.2 (Requisite Stockholder Approval), Section 3.5 (Organization and Standing), Section 3.6 (Subsidiaries), Sections 3.7(a), 3.7(b) and 3.7(c) (Capitalization) (other than changes in such section relating to the exercise of Company Options granted on or prior to the date hereof and the issuance of Company Common Stock upon the exercise of Company Options granted on or prior to the date hereof), Section 3.17(g) (280G), Section 3.24 (Related Party Transactions), Section 3.26 (Brokers), Section 3.29 (Change of Control), Section 3.30 (Rights Agreement) and Section 3.31 (State Anti-Takeover Statutes).
          (vv) “Indebtedness” means, with respect to the Company and its Subsidiaries, (i) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP, (iv) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (vi) guarantees and similar commitments relating to any of the foregoing items, and (vii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

          (ww) “Intellectual Property Rights” means any or all of the following: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyright registrations and applications therefor and renewals thereof, copyrightable works, and all other rights corresponding thereto including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, and all other indicia of source, together with all goodwill associated therewith (“Trademarks”); (v) Domain Names, Domain Name registrations and applications therefor; (v) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); (vi) any similar or equivalent rights to any of the foregoing (anywhere in the world); (vi) computer software, including source code, object code, data and databases and documentation therefor; and (viii) all other intellectual property (anywhere in the world).
          (xx) “International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of employees who perform services outside the United States.
          (yy) “IRS” means the United States Internal Revenue Service or any successor thereto.
          (zz) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of any executive officer of the Company.
          (aaa) “Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
          (bbb) “Legal Proceeding” means any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority.
          (ccc) “Liabilities” means any liability, Indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).
          (ddd) “Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          (eee) “Multiemployer Plan” means any Pension Plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
          (fff) “Net Debt” means Indebtedness less Freely Available Cash.
          (ggg) “NYSE Amex Equities” means the New York Stock Exchange Amex Equities, any successor inter-dealer quotation system operated by the NYSE, LLC or any successor thereto.
          (hhh) “Order” means any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.
          (iii) “Parent Termination Fee” means an amount in cash equal to $8,000,000.
          (jjj) “Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (kkk) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases and subleases, and non-exclusive licenses of Intellectual Property Rights granted to customers by written agreement or operation of law in connection with the sale of products or provision of services in the ordinary course of business; (iv) Liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports.
          (lll) “Per Share Amount” means the Common Per Share Amount, the Series B Per Share Amount, the Series C-1 Per Share Amount and the Series D Per Share Amount.
          (mmm) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.
          (nnn) “Registered Intellectual Property” means Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any Governmental Authority, including any quasi-public legal authority.
          (ooo) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
          (ppp) “SEC” means the United States Securities and Exchange Commission or any successor thereto.
          (qqq) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
          (rrr) “Series B Per Share Amount” means an amount equal to the Series B Liquidation Preference Payment (as defined in the Company’s Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on July 27, 2004 (the “Series B Certificate of Designation”)).
          (sss) “Series C-1 Per Share Amount” means an amount equal to the Series C-1 Liquidation Preference (as defined in the Company’s Certificate of Designations, Preferences and Rights of Series C-1 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 14, 2006 (the “Series C-1 Certificate of Designation”)).
          (ttt) “Series D Per Share Amount” means an amount equal to the Series D Liquidation Preference (as defined in the Company’s Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 14, 2006 (the “Series D Certificate of Designation”)).
          (uuu) “Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
          (vvv) “Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.
          (www) “Superior Proposal” means any bona fide, unsolicited written Acquisition

Proposal for a majority of the outstanding shares of the Company Capital Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries (as defined in the Revised Model Business Corporation Act, it being understood that an Acquisition Proposal relating solely to the Company’s manufacturing software business or the Company’s hospitality software business shall not in any event constitute a Superior Proposal) that the Company Board shall have determined in good faith by majority vote (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, (i) the financial, legal and regulatory aspects of such Acquisition Proposal, (ii) the ability of the Person or group of Persons making such Acquisition Proposal to consummate the Acquisition Transaction contemplated thereby on the terms proposed, (iii) the likely timing of such transaction, (iv) the likelihood that the Acquisition Transaction contemplated thereby would be consummated, taking into account all approvals and consents required from Governmental Authorities, the Company Stockholders and other third parties in connection with and as a condition thereto, and (v) if any of the consideration contemplated by such Acquisition Proposal consists of cash, the extent to which the party or parties making such Acquisition Proposal has/have sufficient cash on hand or borrowing capacity to finance the Acquisition Transaction contemplated thereby, the extent to which such Acquisition Proposal is subject to third party financing and if so, whether such third party financing has been fully committed, any financing conditions related to any applicable third party financing and any financing conditions related to such Acquisition Proposal itself would be more favorable to the Company Stockholders (in their capacity as such) than the Merger as contemplated by the terms of this Agreement, including any alteration to the terms of this Agreement as agreed to in writing by Parent.
          (xxx) “Tax” means (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
          (yyy) “Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes.
          (zzz) “Treasury Regulations” means the treasury rules and regulations promulgated under the Code, as amended, or any successor statute, rules and regulations thereto.
     1.2 Additional Definitions. The following capitalized terms have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Agreement	Preamble
Assets	3.14
Certificates	2.8(d)
Certificate of Merger	2.2
Change of Control Payments	3.29
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreements	3.18(a)
Commitment Letters	4.9
Company	Preamble
Company Board Recommendation	5.3(a)
Company Disclosure Letter	Art. III
Company Products	3.15(a)
Company Securities	3.7(c)
Company SEC Reports	3.8
Company Securities	3.7(c)
Company Stockholder Meeting	5.4
Confidentiality Agreement	7.7
Consent	3.4
Debt Commitment Letter	4.9
Delaware Secretary of State	2.2
DGCL	Preamble
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Equity Commitment Letter	4.9
Exchange Fund	2.8(b)
FASB	3.9(d)
FIN48	3.9(d)
In-Licenses	3.15(d)
Indemnified Liabilities	6.1(a)
Indemnified Persons	6.1(a)
Insurance Policies	3.23
Interim Period	5.1(a)
Leased Real Property	3.13(b)
Leases	3.13(b)
Material Contract	3.12(a)
Merger	2.1
Merger Sub	Preamble
Parent	Preamble
Out-Licenses	3.15(e)
Parent Disclosure Letter	Art. IV
Paying Agent	2.8(a)
Permits	3.19
Proxy Statement	7.3
Requisite Stockholder Approval	3.2
Rights Agreement	3.30
Redeemed Series B Shares	5.4

Term	Section Reference

Repurchase Notice Date	5.4
Rights Agreement Amendment	3.30
Section 409A	3.17(b)
Series B Preferred Approval	3.2
Subsidiary Securities	3.6(c)
Surviving Corporation	2.1
Termination Date	9.1(b)
Termination Employee Plans	6.2(a)
Voting Agreement	Preamble
     1.3 Certain Interpretations.
          (a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
          (b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
          (c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
          (d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
          (e) When reference is made herein to “ordinary course of business,” such reference shall be deemed to mean “ordinary course of the Company’s business and consistent with the Company’s past practices.”
          (f) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
          (g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
     2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”) (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
     2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Dorsey & Whitney LLP, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
     2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.5 Certificate of Incorporation and Bylaws.
          (a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.1(a), the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be the name of the Company (prior to the Merger).
          (b) Bylaws. At the Effective Time, subject to the provisions of Section 6.1(a), the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     2.6 Directors and Officers.
          (a) Directors. From and after the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
          (b) Officers. From and after the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.
     2.7 Effect on Capital Stock.
          (a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:
               (i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Common Per Share Amount, without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).
               (ii) Company Series B Preferred Stock. Each share of Company Series B Preferred Stock that is outstanding immediately prior to the Effective Time (other than (A) shares of Company Series B Preferred Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, (B) any Dissenting Company Shares and (C) any Redeemed Series B Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to Series B Per Share Amount, without interest thereon, upon the surrender of the certificate representing such share of Company Series B Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).
               (iii) Company Series C-1 Preferred Stock. Each share of Company Series C-1 Preferred Stock that is outstanding immediately prior to the Effective Time (other than (A) shares of Company Series C-1 Preferred Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time and (B) any Dissenting

Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Series C-1 Per Share Amount, without interest thereon, upon the surrender of the certificate representing such share of Company Series C-1 Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).
               (iv) Company Series D Preferred Stock. Each share of Company Series D Preferred Stock that is outstanding immediately prior to the Effective Time (other than (A) shares of Company Series D Preferred Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Series D Per Share Amount, without interest thereon, upon the surrender of the certificate representing such share of Company Series D Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).
               (v) Cancellation of Treasury and Parent Company Capital Stock. Each share of Company Capital Stock owned by Parent or the Company (including those held by the Company as treasury stock), or by any direct or indirect wholly owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or consideration paid therefor.
               (vi) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.
          (b) Adjustment to Per Share Amount. Each Per Share Amount shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Capital Stock occurring on or after the date hereof and prior to the Effective Time, in each case subject to the provisions of Section 5.1, but excluding any change that results from any exercise of Company Stock Options or Company Warrants during such period.
          (c) Statutory Rights of Appraisal.
               (i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the applicable Per Share Amount pursuant to Section 2.7(a). Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Amount, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Capital Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).
               (ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in and, after the Effective Time, to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent or as required by Delaware Law, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.
          (d) Company Warrants. Immediately prior to the Effective Time, each of the Company Warrants that is outstanding and not exercised or canceled as of immediately prior to the Effective Time, will be canceled, and Parent shall cause the Surviving Corporation to pay to each holder thereof, reasonably promptly after the Effective Time, a single lump sum cash payment equal to the excess, if any, of (i) the product of the Common Per Share Amount and the number of shares of Company Common Stock subject to such Company Warrant, over (ii) the product of the exercise price per share with respect to each share of Company Common Stock subject to such Company Warrant and the number of shares of Company Common Stock subject to such Company Warrant. Such lump sum cash payment shall be made less any applicable withholding Tax at the Effective Time.
          (e) Company Options. Immediately prior to the Effective Time, each of the Company Options that is outstanding as of immediately prior to the Effective Time, whether or not theretofore vested or exercisable, will be accelerated and canceled, and Parent shall cause the Surviving Corporation to pay to each holder thereof, reasonably promptly after the Effective Time, a single lump sum cash payment equal to the excess, if any, of (i) the product of the Common Per Share Amount and the number of shares of Company Common Stock subject to such Company Options, over (ii) the product of the exercise price per share with respect to each share of Company Common Stock subject to such Company Option and the number of shares of Company Common Stock subject to such Company Option. Such lump sum cash payment shall be made less any applicable withholding Tax at the Effective Time. Prior to the Effective Time, the Company shall take or cause to be taken any and all actions reasonably necessary to give effect to the treatment of the Company Options pursuant to this Section 2.7(e).

          (f) Company Stock-Based Awards. Immediately prior to the Effective Time, each Company Stock-Based Award that is outstanding as of immediately prior to the Effective Time, whether or not theretofore vested, will be accelerated and canceled, and Parent shall cause the Surviving Corporation to pay to each holder thereof, reasonably promptly after the Effective Time, a single lump sum cash payment equal to the product of (i) the Common Per Share Amount, and (ii) the number of shares of Company Common Stock subject to issuance upon settlement of such Company Stock-Based Award. Such lump sum cash payment shall be made less any applicable withholding Tax at the Effective Time. Prior to the Effective Time, the Company shall take or cause to be taken any and all actions reasonably necessary to give effect to the treatment of the Company Stock-Based Awards pursuant to this Section 2.7(f).
     2.8 Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”).
          (b) Exchange Fund. Promptly following the Effective Time, but in no event later than one (1) Business Day thereafter, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of shares of Company Capital Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Capital Stock become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, solely in obligations of or guaranteed by the United States or obligations of an agency of the United States which are backed by the full faith and credit of the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise) (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from investments shall be paid to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments contemplated by this Article II. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.
          (c) Funds for Company Options, Company Stock-Based Awards and Company Warrants. Promptly following the Effective Time, but in no event later than one (1) Business Day thereafter, Parent shall deposit (or cause to be deposited) with the Surviving Corporation an amount of cash equal to the aggregate consideration to which holders of Company Options, Company Stock-Based Awards and Company Warrants become entitled under this Article II.

          (d) Payment Procedures. Reasonably promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (other than treasury shares, shares held by Parent, Merger Sub or any Subsidiary of the Company, Dissenting Company Shares and Redeemed Series B Shares) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Per Share Amount payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Capital Stock evidenced by such Certificate, by (y) the applicable Per Share Amount (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the applicable Per Share Amount payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the applicable Per Share Amount, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II. Promptly following the receipt of a letter of transmittal and the Certificate(s) from a holder of record, Parent and the Surviving Corporation shall cause the Paying Agent to pay to such holder of record (as of immediately prior to the Effective Time) of outstanding shares of Company Capital Stock (other than treasury shares, shares held by Parent, Merger Sub or any Subsidiary of the Company, Dissenting Company Shares and Redeemed Series B Shares) represented by book-entry on the records of the Company or the Companys transfer agent on behalf of the Company, an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Capital Stock held by such holder immediately prior to the Effective Time and (y) the applicable Per Share Amount, less any applicable withholding, Taxes payable in respect thereof. Notwithstanding anything herein to the contrary, Consideration payable in respect of each Company Warrants, Company Options and Company Stock-Based Awards shall be payable pursuant to Section 2.7 and Section 2.8(c) and not pursuant to this Section 2.8(d), and no deposit shall be made with the Paying Agent by Parent in respect of the Company Warrants, Company Options and Company Stock-Based Awards.
          (e) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Capital Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Amount is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the applicable Per Share Amount may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of the applicable Per Share Amount to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.
          (f) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Capital Stock, Company Options, Company Stock-Based Awards or Company Warrants such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign Tax law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (h) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is nine (9) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Capital Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates evidencing such shares of Company Capital Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the applicable Per Share Amount payable in respect of the shares of Company Capital Stock evidenced by such Certificates solely to Parent, as general creditors thereof, for any claim to the applicable Per Share Amount (without interest thereon) to which such holders may be entitled pursuant to the provisions of this Article II.
     2.9 No Further Ownership Rights in Company Capital Stock. From and after the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Capital Stock (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the applicable Per Share Amount payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Per Share Amount paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
     2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Per Share Amount payable in respect thereof pursuant to Section 2.7; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Per Share Amount, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     2.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the corresponding section of the disclosure letter dated the date hereof and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:
     3.1 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtain the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
     3.2 Requisite Stockholder Approval. The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a class (the “Requisite Stockholder Approval”) and (ii) subject to the Company’s repurchase rights provided in the Series B Certificate of Designation, the holders of a majority of the outstanding shares of Series B Preferred Stock (the “Series B Preferred Approval”) are the only votes of the holders of any class or series of Company Capital Stock that are necessary under applicable Law and the Company’s Certificate of Incorporation (including any certificates of designation for Company Preferred Stock) and Bylaws to adopt and approve this Agreement and consummate the transactions contemplated by this Agreement.
     3.3 Non-Contravention and Required Consents. The execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.3 of the Company Disclosure Letter, violate, conflict with, require any consent or other action by any Person under, or result in the breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled to under any provision of any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.4 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries; other than, in the case of clauses (ii), (iii) and (iv), any such violations, conflicts, breaches, defaults, accelerations, rights or Liens that individually or in the aggregate would not reasonably be expected to constitute a Company Material Adverse Effect.
     3.4 Required Governmental Approvals. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws and (iv) such other Consents of any Governmental Authority, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.
     3.5 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company and its Subsidiaries has the requisite corporate power and authority and all Permits needed to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and Bylaws or other constituent documents, as amended to date, of the Company and the Subsidiaries listed on Section 3.5 of the Company Disclosure Schedule and (b) the final approved minutes of all meetings of the Company

Stockholders, the Company Board and each committee of the Company Board (other than minutes of such meetings that are related to the Company Board’s evaluation of its strategic alternatives, business combination transactions and other related matters). Neither the Company nor any of its Subsidiaries is in violation of its Certificate of Incorporation, Bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     3.6 Subsidiaries.
          (a) Section 3.6(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Except for the Subsidiaries listed on Section 3.6(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other equity or voting interest of any nature in, or any interest convertible into or exchangeable or exercisable for capital stock of, any Person.
          (b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.
          (c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to issue, transfer, repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities (or cause any of the foregoing to occur).
     3.7 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 110,000,000 shares of Company Common Stock and (ii) 15,000,000 shares of Company Preferred Stock, (A) 1,000,000 of which are designated Series A Preferred Stock, (B) 4,331,540 of which are designated Series B Preferred Stock, (C) 18,000 of which are designated Series C Preferred Stock, (D) 18,000 of which are designated Series C-1 Preferred Stock and (E) 6,673 of which are designated Series D Preferred Stock. As of June 10, 2009: (v) 44,866,535 shares of Company Common Stock were issued and outstanding, (w) no shares of Series A Preferred Stock were issued and outstanding, (w) 4,331,540 shares of Series B Preferred Stock were issued and outstanding in the amounts and to the stockholders listed on Schedule 3.7(a), (x) no shares of Series C Preferred Stock were issued and outstanding, (y) 18,000 shares of Series C-1 Preferred Stock were issued and outstanding in the amounts and to the stockholders listed on Schedule 3.7(a) and (z) 6,000 shares of Series D Preferred Stock were issued and outstanding in the amounts and to the stockholders listed on Schedule 3.7(a) and there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Capital Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. As of the date of this Agreement, the aggregate Series B Liquidation Preference Payment (as defined in the Series B Certificate of Designation) of all shares of Series B Preferred Stock outstanding is $4,591,432, the aggregate Series C-1 Liquidation Preference (as defined in the Series C-1 Certificate of Designation) of all shares of Series C-1 Preferred Stock outstanding is $18,648,000 and the aggregate Series D Liquidation Preference (as defined in the Series D Certificate of Designation) of all shares of Series D Preferred Stock outstanding is $6,215,999. The conversion price of (i) Company Series B Preferred Stock is $1.024 (ii) Company Series C-1 Preferred Stock is $1.964 and (iii) Company Series D Preferred Stock is $1.634. Since June 10, 2009, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options or settlement of Company Stock-Based Awards granted under a Company Stock Plan.
          (b) The Company has reserved 16,900,000 shares of Company Common Stock for issuance under the Company Stock Plans. As of June 10, 2009, with respect to the Company Stock Plans, there were (i) outstanding Company Options with respect to 7,698,625 shares of Company Common Stock, (ii) 5,651,619 shares of Company Common Stock subject to Company Stock-Based Awards and (iii) Company Options to purchase an aggregate of 1,507,500 shares of Company Common Stock with an exercise price less than the Common Per Share Amount, the weighted average exercise price of which is $0.48, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Stock-Based Awards, other than as permitted by Section 5.1(b). As of June 10, 2009, there were outstanding Company Warrants with respect to 6,113,518 shares of Company Common Stock and Company Option issued outside the Company Stock Plans with respect to 983,765 shares of Company Common Stock in the amounts, to the holders and at the exercise prices listed on Schedule 3.7(b). Except for the Company Stock Plan, the Company has never adopted or maintained any other Company stock option plan or other plan providing for equity compensation (whether payable in stock, cash or other property) of any Person. Other than as listed in Section 3.7(b) of the Company Disclosure Letter, the Company has not granted any options or other compensation rights to purchase or acquire Company Common Stock other than pursuant to the Company Stock Plan. Section 3.7(b)(i) of the Company Disclosure Letter sets forth for each outstanding Company Option or Company Stock-Based Award, the name of the holder of such option or award, the number of shares of Company Common Stock issuable upon the exercise of such option or settlement of such award, the exercise price of any such option, the date on which such option or award was granted, the vesting schedule for such option or award (including any acceleration provisions with respect thereto), including the extent unvested and vested to date, and whether any such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Except as set forth on Section 3.7(b) of the Company Disclosure Letter, each Company Option has been duly approved by the Company Board and properly recorded and reflected in the Company financial statements that appear in the Company SEC Reports. Section 3.7(b)(ii) of the Company Disclosure Letter sets forth for each outstanding Company Warrant, the name of the holder of such Company Warrant, the number of shares of Company Common Stock issuable upon settlement of such Company Warrant, the date on which such Company Warrant was granted, and, if applicable, the vesting schedule for such Company Warrant (including any acceleration provisions with respect thereto). All Company Options, Company Stock-Based Awards and Company Warrants have been issued in compliance with all applicable federal, state and foreign securities laws. Except for the Company Options, Company Stock-Based Awards and Company Warrants set forth in Section 3.7(b)(i) and Section 3.7(b)(ii) of the Company Disclosure Letter, respectively, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The forms of agreement pursuant to which such Company Options, Company Stock-Based Awards and Company Warrants have been issued have been delivered to Parent. There are no outstanding or authorized phantom stock, profit participation or other similar equity-based rights (whether payable in stock, cash or other property) with respect to the Company. Except as set forth on Section 3.7(b) of the Company Disclosure Letter, all holders of Company Options and Company Stock-Based Awards are current employees of the Company. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there is no Contract to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.
          (c) Except as set forth in this Section 3.7, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the Company Capital Stock, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to issue, transfer, repurchase, redeem or otherwise acquire any Company Securities (or cause any of the foregoing to occur). Except as set forth on Section 3.7(c) of the Company Disclosure Letter, there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company or its Subsidiaries.
          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company. Section 3.7(d) of the Company Disclosure Letter sets forth a list of all stockholders agreements, voting trusts and other agreements or understandings relating to voting or disposition of any shares of the Company Capital Stock or the capital stock of its Subsidiaries or granting to any person or group of persons the right to elect, or to designate or nominate for election, a member of the Company Board or the board of directors of any of its Subsidiaries.
          (e) The consideration to be received by each of the Company Stockholders pursuant to Section 2.7(a) shall be consistent with and will not otherwise violate any terms of the Company’s Certificate of Incorporation (including any certificates of designation for Company Preferred Stock) or Bylaws.
     3.8 Company SEC Reports. Since September 30, 2006, the Company has timely filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Laws prior to the date hereof, and the Company will timely file or furnish prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed or furnished by it under applicable Laws prior to such time (all such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report was prepared in accordance with and complied, or will be prepared in accordance with and comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed or furnished. True, complete and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading unless corrected in a later filed Company SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications, and as of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.
     3.9 Company Financial Statements.
          (a) The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company and its Subsidiaries filed in or furnished with or incorporated by reference in the Company SEC Reports comply or will comply, as the case may be, in all material respects with the published rules and regulations of the SEC with respect thereto, and have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.
          (b) The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Except as set forth on Section 3.9(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries (as defined in Rule 13a-15(f) under the Exchange Act) or (B) any fraud (whether or not material) that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries, and the Company has disclosed to the Company’s independent auditors and the audit committee of the Company Board any of the foregoing.
          (c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s audited consolidated financial statements and unaudited consolidated interim financial statements.
          (d) The Company has reviewed the impact of recently issued accounting pronouncements by the Financial Accounting Standards Board (the “FASB”), which the Company is required to adopt, such as FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”) and the adoption of such accounting standards would not have a Company Material Adverse Effect.
     3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable or otherwise) other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement or (c) Liabilities that are not or would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
     3.11 Absence of Certain Changes.
          (a) Since September 30, 2008 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Since September 30, 2008 through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(b) if proposed to be taken after the date hereof.
     3.12 Material Contracts.
          (a) For all purposes of and under this Agreement, a “Material Contract” means:
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;
               (ii) any employment, severance or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, independent contractor or employee of the Company or its Subsidiaries or member of the Company Board providing for fees or an annual base compensation in excess of $150,000;
               (iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased or decreased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of or otherwise altered by any of the transactions contemplated by this Agreement;
               (iv) any Contract in which the Company or any of its Subsidiaries has (A) granted most favored customer pricing provisions (solely with respect to the Company’s top ten (10) customers as measured by revenue for each of the SAP business, base manufacturing business and the hospitality business) or (B) any covenant (1) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Intellectual Property Rights or technology, to compete with or solicit for employment any Person in any geographic area or line of business, or to discontinue the marketing, sale, licensing or support of any Company Product or service, (2) granting any exclusive rights, (3) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (4) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;
               (v) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets other than in the ordinary course of business consistent with past practices or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;
               (vi) any indebtedness, mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $250,000, or Liens on any material asset or material group of assets of the Company or its Subsidiaries, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;
               (vii) all Contracts with the Company’s top ten dealers, resellers or distributors for each of the SAP business, base manufacturing business and the hospitality business, as measured by revenue for the six-month period ended March 31, 2009;
               (viii) all Contracts with the Company’s top ten customers for each of the SAP business, base manufacturing business and the hospitality business, as measured by revenue for the six-month period ended March 31, 2009;
               (ix) all Contracts with the Company’s top ten customers for support and maintenance for each of the SAP business, base manufacturing business and the hospitality business, as measured by revenue for the six-month period ended March 31, 2009;
               (x) all Company Intellectual Property Agreements, except those not required to be set forth in Section 3.15(d) of the Company Disclosure Letter;
               (xi) all Leases for Assets with annual lease payments in excess of $150,000; or
               (xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above.
          (b) Section 3.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound. Prior to the date hereof, the Company has delivered or made available to Parent and Merger Sub a complete and correct copy of each Material Contract (including any amendments thereto) in existence as of the date hereof.
          (c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and each Material Contract is in full force and effect, and neither the

Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with or without notice or lapse of time or both would entitle such other party to terminate or modify such Material Contract or constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.
     3.13 Real Property.
          (a) Neither the Company nor any of its Subsidiaries owns any real property, nor have they ever owned any real property.
          (b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) including, with respect to each Lease, the name of the lessor and the date of the Lease and each amendment thereto. The Company has heretofore delivered or made available to Parent a complete and accurate copy of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto). The Company or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.
          (c) Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material Leases whereby the Company or any of its Subsidiaries grants to any Person a right to use or occupy, now or in the future, any of the Leased Real Property.
          (d) All of the Leases set forth in Section 3.13(b) or Section 3.13(c) of the Company Disclosure Letter are in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with or without notice or lapse of time or both would constitute a material breach or default thereunder by the Company, any of its Subsidiaries or any other party thereto.
     3.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used or held for use by the Company or any of its Subsidiaries, including the Leased Real Property (the “Assets”) are in good condition and repair in all material respects and are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

     3.15 Intellectual Property.
          (a) Section 3.15(a)(i) and Section 3.15(a)(ii) of the Company Disclosure Letter contain, respectively, a complete and accurate list of (i) all products and services currently marketed, sold, maintained or distributed by the Company or its Subsidiaries or which have been marketed, sold, maintained or distributed by the Company or its Subsidiaries in the two years prior to the date hereof and (ii) all products and service offerings that are in development as of the date hereof and that the Company expects or intends to make available commercially within twelve months after the date hereof (such products described in clauses (i) and (ii), the “Company Products”).
          (b) Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of each item of Company Registered Intellectual Property and for each such item, (A) the name of the applicant/registrant, inventor/author and current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number, (D) the filing date and the issuance/registration/grant date, (E) the prosecution status thereof, and (F) in the case of Domain Name registrations the named owner, and the registrar or equivalent Person with whom that Domain Name is registered.
          (c) In each case in which the Company or any of its Subsidiaries has acquired ownership of any Registered Intellectual Property from another Person, the Company or one of its Subsidiaries has recorded or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, the appropriate Domain Name registrar or their respective equivalents in the applicable jurisdiction, as the case may be, in each case in accordance with applicable laws, and the Company or its applicable Subsidiary now owns all legal and equitable rights therein.
          (d) Section 3.15(d) of the Company Disclosure Letter contains a complete and accurate list of all Contracts (i) under which the Company or any of its Subsidiaries uses, has the right to use or a license with respect to, Intellectual Property Rights or technology of a third Person (“In-Licenses”), other than licenses and related services agreements for commercially available software in binary form that is available for a cost of not more than $50,000 for a perpetual license for a single user or work station (or $100,000) in the aggregate for all users and work stations), that is used by the Company but not incorporated into any Company Products, and that has not been customized for use by Company or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company Intellectual Property or rights with respect thereto (“Out-Licenses”), other than customer, dealer, reseller or distributor agreements entered into in the ordinary course of business on the Company’s standard terms and conditions for the same. There are no pending disputes regarding the scope of such Company Intellectual Property Agreements or the performance of the parties thereto, or with respect to payments made or received thereunder.
          (e) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated by this Agreement, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Company Source Code. Section 3.15(e) of the Company Disclosure Letter

identifies each contract pursuant to which the Company or a Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Company Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Company Source Code.
          (f) No government funding, facilities or resources of a Governmental Authority or university were used in the development of any Company Products or Company Intellectual Property, and no rights have been granted to any Governmental Authority or university with respect to any Company Products or under any Company Intellectual Property other than under the same standard commercial rights as are granted by the Company and its Subsidiaries to commercial end users of the Company Products in the ordinary course of business.
          (g) The Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property (including, with respect to the Company Intellectual Property developed by employees or independent contractors, pursuant to valid and enforceable agreements assigning the same to the company or its applicable Subsidiary), free and clear of all Liens other than Permitted Liens. The Company Intellectual Property, together with all Intellectual Property Rights licensed to the Company or its applicable Subsidiary pursuant to an In-License, represent all Intellectual Property Rights necessary to conduct the Company’s and its Subsidiaries’ businesses. All material Company Intellectual Property and other material Intellectual Property Rights will be available immediately following the Closing on materially identical terms to those on which it was available prior to the Closing. None of the Company Intellectual Property has lapsed, expired or been abandoned. The computer hardware and software, and other elements of computerized or automated equipment, used or relied on by the Company or its Subsidiaries in the conduct of their businesses is sufficient for the current and anticipated further needs of such businesses.
          (h) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. All use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful. Without limiting the foregoing, the Company and its Subsidiaries have and enforce a policy requiring employees and consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent.
          (i) To the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating in any material respect any material Company Intellectual Property, and neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging the same.
          (j) Neither Company nor any Company Subsidiary has received notice of any suit, claim, action, investigation or proceeding made, conducted or brought by a third Person against the Company or any Company Subsidiary, and no such suit, claim, action, investigation or proceeding has been filed (or, to the Knowledge of the Company, threatened), alleging that the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business infringes or otherwise violates the Intellectual Property Rights of any third Person, and there are no grounds for the same. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened claim challenging the validity or enforceability of, alleging any misuse of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company Intellectual Property, and there are no grounds for the same. Neither the Company nor any of its Subsidiaries has requested or received any opinions of any counsel related to any of the foregoing. The Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property.
          (k) Section 3.15(k) of the Company Disclosure Letter contains a complete and accurate list of all software that is distributed as “open source software” or under a similar licensing or distribution model (including the GNU General Public License and the Lesser General Public License) that is used in the development of, incorporated into, or distributed with a Company Product. The Company uses, and since at least January 1, 2006 has used, commercially reasonable procedures to review the requirements associated with the use of such open source software prior to the use thereof in connection with any Company Products, including (i) technical review and confirmation by a senior architect regarding the engineering necessity for the same, and (ii) review of the license terms associated with such open source software and, to the extent of any issues raised by such review, confirmation by a senior legal executive regarding such licensing terms. In no case does such use, incorporation or distribution of open source software give rise to any rights in any third parties under any Company Intellectual Property, or obligations for the Company or its Subsidiaries with respect to any Company Intellectual Property, including any obligation to disclose or distribute any Company Source Code, to license any Company Intellectual Property for the purpose of making derivative works or to distribute any Company Intellectual Property without charge.
          (l) The Company and its Subsidiaries have complied with their respective privacy and security policies and procedures related to the use, collection, storage, disclosure and transfer of any personally identifiable information of third Persons. To the Knowledge of the Company, there have not been any breaches of the foregoing and there have not been any complaints or notices of the same.
     3.16 Tax Matters.
          (a) All income and other material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable laws, and all such Tax Returns were, at the time of the original filing of the Tax Return or any amendment thereto, true and complete in all material respects.
          (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all Taxes due and payable without regard to whether such Taxes have been assessed or has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes

(including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, regardless of whether the liability for such Taxes is disputed, and since such date neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside of the ordinary course of business. The Company has made available to Parent and Merger Sub complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of all income, franchise, and foreign Tax Returns that have been requested by or on behalf of Parent, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years ending on or after September 30, 2006.
          (c) There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.
          (d) As of the date hereof, there are no Legal Proceedings now pending, or to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any Liability of the Company or any of its Subsidiaries for Taxes, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.
          (e) The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar Law.
          (f) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar Law.
          (g) Neither the Company nor any of its Subsidiaries has (i) ever been a party to a Contract or inter-company account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company) and (ii) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.
          (h) No written claim has been made during the past five years by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any material taxation by that jurisdiction.
          (i) Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute listed transactions as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
          (j) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar Law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any Knowledge that the appropriate Governmental Authority has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.
          (k) The Company and its Subsidiaries are not United States Real Property Holding Corporations within the meaning of Section 897 of the Code and were not United States Real Property Holding Corporations on any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)) that occurred in the five-year period preceding the Closing.
          (l) There is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 404 of the Code.
          (m) The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since August 3, 2002, by a Governmental Authority relating to federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.
          (n) None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property” within the meaning of Section 168(h) of the Code.
          (o) Section 3.16(o) of the Company Disclosure Letter contains a complete and accurate list of each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury Regulations thereunder to be treated other than its default classification for U.S. Federal income Tax purposes. Except as disclosed on such Section, each Subsidiary will be classified for U.S. Federal income Tax purposes according to its default classification.
          (p) The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code, and comparable laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.
          (q) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
          (r) Each of the Company and its Subsidiaries has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

     3.17 Employee Matters and Benefit Plans.
          (a) Section 3.17(a) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.
          (b) The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan and, with respect to an International Employee Plan, the most recent annual report or similar compliance document required to be filed with any Governmental Authority with respect to such plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, or, with respect to an International Employee Plan, a comparable document issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all correspondence to or from any Governmental Authority relating to any Company Employee Plan; (viii) all model COBRA forms and related notices (or such forms and notices as required under comparable Law); and (ix) the discrimination tests with respect to each of the three (3) most recent plan years for each Company Employee Plan.
          (c) The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code or (iv) “funded welfare plan” within the meaning of Section 419 of the Code.
          (e) No Company Employee Plan provides, reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.
          (f) Neither the Company nor any ERISA Affiliate is currently obligated to provide an employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such employee.
          (g) Except as set forth on Section 3.17(g)(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.17(g)(ii) of the Company Disclosure Letter contains a list of all “Disqualified Individuals” as defined under Section 280G of the Code and the regulations thereunder.
          (h) Except as set forth on Section 3.17(h) of the Company Disclosure Letter, the Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2007 in good faith compliance with Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”). No stock option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Company Board in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights or (iii) has been granted after December 31, 2006, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).
          (i) Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. No International Employee Plan is a defined benefit pension plan, provides retiree welfare benefits or otherwise has any unfunded liabilities.
     3.18 Labor Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no material lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages since December 31, 2005. The Company and its Subsidiaries are not, nor have they been since December 31, 2005, a party to any redundancy agreements (including social plans or job protection plans).
          (b) The Company and its Subsidiaries (i) have complied in all material respects with applicable Laws and Orders relating to the employment of labor (including wage and hour laws, laws prohibiting discrimination in employment and laws relating to employee notification and consultation, terms and conditions of employment practices, including orders and awards relevant to the terms and conditions of service, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments, worker classification, meal and rest periods, secondment and expatriation rules, applicable requirements in respect of staff representation, paid vacations and health and safety at work of employees) and Collective Bargaining Agreements and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing. The Company and its Subsidiaries are not liable to any Governmental Authority or fund governed or maintained by or on behalf of any Governmental Authority for any material payment with respect to any social security or other benefits or obligations for employees (save for routine payments to be made in the ordinary course of business). There are no material actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment practices. The services provided by each of the Company’s and each of the Subsidiary’s employees located in the United States are terminable at the will of the Company. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any individual as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt from overtime wages.
          (c) Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.
     3.19 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals, grants, easements, variances, consents, certificates, orders, approvals and franchises that are material to the conduct of their businesses as currently conducted (“Permits”), except for those Permits the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, all of the Company’s Permits are in full force and effect and no violation, suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
     3.20 Compliance with Laws.
          (a) The Company and each of its Subsidiaries is and has been in compliance in all material respects with all Laws and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such failures to comply that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No notice has been received by the Company or any of its Subsidiaries from any Governmental Authority alleging any violation of any applicable Law or Order. No representation or warranty is made in this Section 3.20 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in

Section 3.8 and Section 3.9, (b) applicable laws with respect to Taxes, which are covered in Section 3.16, (c) ERISA and other employee benefit-related matters, which are covered in Section 3.17, (d) labor law matters, which are covered by Section 3.18 or (e) Environmental Laws, which are covered in Section 3.21.
          (b) The Company is and has been in compliance with all applicable export and re-export control Laws, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State. The Company does not and has not sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software or technology (including products derived from or based on such technology) to any destination or Person prohibited by the Laws of the United States, without obtaining prior authorization from the competent government authorities as required by those Laws.
     3.21 Environmental Matters.
          (a) The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.
          (b) Neither the Company nor any of its Subsidiaries has produced, processed, manufactured, generated, treated, imported, exported, handled, stored or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.
          (c) Neither the Company nor any of its Subsidiaries has sold, distributed, produced, transported, stored, used, manufactured, disposed of, released or exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law or in a manner that would be reasonably likely to result in Liabilities to the Company or any of its Subsidiaries.
          (d) To the Knowledge of the Company, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Hazardous Substance. Neither the Company nor any of its Subsidiaries has received notice of, is a party to or is the subject of any Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. There is no reasonable basis for, or circumstances or conditions that would reasonably be expected to give rise to, any such Legal Proceeding by any Governmental Authority or, to the Knowledge of the Company, any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the Hazardous Substance related activities of the Company or any Person.
     3.22 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (a) against the Company, any of its Subsidiaries or any of their respective properties or Affiliates that (i) involves or alleges an amount in controversy in excess of $100,000, (ii) seeks injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement, (iv) involves Company Intellectual Property or alleges infringement of the Intellectual Property Rights of any third Person or (v) would, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect; or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such), and, to the Knowledge of the Company, there is no basis for any such Legal Proceeding. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.
     3.23 Insurance. Section 3.23 of the Company Disclosure Letter lists each insurance policy maintained by the Company or any of its Subsidiaries for directors and officers liability, property, general liability, automobile liability, workers’ compensation, key man life insurance, fidelity, fiduciary and other customary matters (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect. There is no material claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies. The Company and its Subsidiaries each maintain insurance policies that are consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses.
     3.24 Related Party Transactions. Except as set forth in the Company SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any record or beneficial owner of five percent (5%) or more of any class of the voting securities of the Company or any Affiliate (including any director or officer or family member of such officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act or Securities Act.
     3.25 Proxy Statement. The information supplied by the Company and its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders, at the time of the Company Stockholder Meeting and at the Effective Time (as

supplemented or amended, as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company or its Subsidiaries with respect to information supplied by Parent or Merger Sub for inclusion therein.
     3.26 Brokers. Except for Piper Jaffray & Co., there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. A copy of the engagement letter between the Company and Piper Jaffray & Co. setting forth such financial advisor’s fee in connection with the transactions contemplated by this Agreement has been provided to Parent.
     3.27 Opinion of Financial Advisors. The Company has received the written opinion of Piper Jaffray & Co. (a copy of which has been provided to Parent) to the effect that, as of the date of this Agreement, the Common Per Share Amount is fair to the holders of Company Common Stock from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
     3.28 Accounts Receivable. All of the accounts receivable of the Company arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. To the Company’s Knowledge, the accounts receivable of the Company are not subject to any set-off or counterclaim, other than any amount for which a reserve has been established consistent with past practices and calculated in accordance with GAAP (as shown on the Company Balance Sheet or, for receivables arising subsequent to the Company Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied)). No account receivable represents an obligation for goods sold on consignment, on approval or on a sale-or-return basis or is subject to any other repurchase or return arrangement. Except as set forth in Section 3.28 of the Company Disclosure Schedule, no Person has any Lien, on any accounts receivable of the Company and, to the Company’s Knowledge, no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.
     3.29 Change of Control. Section 3.29 of the Company Disclosure Letter sets forth the amount of (i) any compensation or remuneration of any kind or nature which is or may become payable to any present or former employee, consultant or director of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (ii) any earn-out or similar deferred payment obligations to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise ((i) and (ii) collectively, “Change of Control Payments”).
     3.30 Rights Agreement. The Company has amended, and the Company and the Company Board have taken all necessary action to amend (the “Rights Agreement Amendment”) the Rights Agreement, dated as of November 26, 2002, between the Company and Wells Fargo Bank Minnesota, National Association, as amended (the “Rights Agreement”) so as to (i) render it inapplicable to this Agreement and the transactions contemplated hereby, (ii) render the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement inapplicable to the Merger, the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and ensure that none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in (A) the Rights becoming exercisable, (B) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement), or (C) give rise to a Distribution Date (as defined in the Rights Agreement). The Company has made available to Parent a complete and correct copy of such Rights Agreement Amendment.
     3.31 State Anti-Takeover Statutes. The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Voting Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.
     3.32 Customers. Neither the Company nor any of its Subsidiaries has received any notice that any of its customers set forth on clauses (viii) and (ix) of Section 3.12(b) of the Company Disclosure Letter intends to terminate or substantially reduce its business with the Company and its Subsidiaries, and no such material customer has terminated or substantially reduced its business with the Company and its Subsidiaries in the twelve (12) months immediately preceding the date hereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Except as set forth in the corresponding section of the disclosure letter delivered by the Parent to the Company prior to the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof as follows:
     4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.
     4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
     4.3 Non-Contravention and Required Consents. The execution and delivery by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of either Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any contract or agreement applicable to Parent or Merger Sub or (iii) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law or Order applicable to Parent or Merger Sub, other than in the case of clauses (ii) and (iii), any such violations, conflicts, breaches, defaults or accelerations that, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Termination Date.
     4.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Termination Date.
     4.5 Proxy Statement . The information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders, at the time of the Company Stockholder Meeting and at the Effective Time (as supplemented or amended, as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     4.6 Brokers. Except as set forth in Section 4.6 of the Parent Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or Merger Sub who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

     4.7 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).
     4.8 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.
     4.9 Financing. Parent has provided to the Company true and complete copies of (i) the commitment letter from Wells Fargo Foothill, LLC, dated the date hereof, relating to the debt financing to be provided in connection with the Merger (the “Debt Commitment Letter”) and (ii) the commitment letter from Golden Gate Private Equity, Inc., dated the date hereof, relating to the equity financing to be provided in connection with the Merger (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”). The financings contemplated by the Commitment Letters will, if funded in accordance with their terms, provide sufficient funds to permit Parent and Merger Sub, subject to the satisfaction of all relevant conditions set forth in the Commitment Letters and in this Agreement, to satisfy its obligations under Section 2.8 hereof, in reliance on the representations and warranties of the Company made in Section 3.7 hereof. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, the other parties thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. The Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of each of Parent and the other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. As of the date hereof, no event has occurred that with or without notice, lapse of time or both, would, individually or in the aggregate, constitute a default or breach on the part of Parent or any of its Affiliates under any material term or condition of the Debt Commitment Letter or the Equity Commitment Letter. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any material term or condition of funding to be satisfied by it or any of its Affiliates contained in the Debt Commitment Letter or the Equity Commitment Letter; it being agreed, for the avoidance of doubt, that no representation or warranty is made with respect to any matter dependent upon the financial performance of, or otherwise involving, the Company or any of its Subsidiaries. All commitment fees required to be paid under the Commitment Letters have been paid in full or will be duly paid in full when due.
ARTICLE V
COVENANTS OF THE COMPANY
     5.1 Interim Conduct of Business.
          (a) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter or (iii) as approved by Parent, commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Interim Period”), the Company and each of its Subsidiaries shall (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Laws and the requirements of all Material Contracts, (B) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (C) pay or perform all material obligations when due and (D) use commercially reasonable efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its present relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.
          (b) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Company Disclosure Letter or (iii) as approved by Parent, during the Interim Period, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly prohibited by any of the following subsections, such action shall not be permitted under Section 5.1(a)):
               (i) amend or propose any amendment of its or its Subsidiaries certificates of incorporation or Bylaws or comparable organizational documents;
               (ii) issue, authorize for issuance, sell, grant, pledge, encumber, deliver or otherwise dispose or agree or commit to issue, sell, grant, pledge, encumber, deliver or otherwise dispose (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options and Company Stock-Based Awards outstanding prior to the date hereof in accordance with the terms of those Company Options and Company Stock-Based Awards as in effect on the date hereof;
               (iii) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities;
               (iv) (A) split, combine or reclassify any shares of Company Capital Stock or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of Company Capital Stock, or make any other actual, constructive or deemed distribution in respect of the shares of Company Capital Stock, except for (x) cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries and (y) a cash dividend by the Company of $965,333 in the aggregate to the holders of Company Series C-1 Preferred Stock and Company Series D Preferred Stock on June 30, 2009;
               (v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for the transactions contemplated by this Agreement;
               (vi) incur or assume any Indebtedness, guarantee any Indebtedness or become liable or responsible (whether directly, contingently or otherwise) for the obligations of another Person, amend or modify any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens), or cancel any material debts or waive any material claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, it or any of its Subsidiaries);
               (vii) except as contemplated under this Agreement or as required pursuant to written Contracts existing as of the date hereof, (A) loan or advance money or other property or increase or decrease the compensation or benefits payable or to become payable to any of its current or former directors, officers, consultants or employees (except for routine advances for business-related expenses) by the Company or any of its Subsidiaries, whether orally or in writing, (B) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or make any promise, commitment or payment, whether orally or in writing, of any bonus payable or to become payable to any of its employees (except bonuses made to current employees or newly hired employees in the ordinary course of business consistent with past practices), (C) adopt, enter into, amend, change or terminate, whether orally or in writing, any severance, employment, change of control, termination or bonus plan, policy or practice, any collective bargaining agreement or any similar agreement or arrangement applicable to any current or former directors, officers, consultants or employees, (D) enter into or materially modify, whether orally or in writing, any employment, severance, termination, change of control or indemnification agreement or any agreements the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (E) adopt, terminate establish, enter into, or materially modify or amend any Company Employee Plan, except as may be required by applicable Law, (F) hire any employee except for (1) the replacement of any current employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated Company Employee) and (2) the hiring of new employees (other than replacement employees) whose reasonably anticipated annual base salary and bonus will not exceed $500,000 in the aggregate among all such new employees (provided that no such new employee whose reasonably anticipated annual base salary and bonus will exceed $100,000 may be hired pursuant to this clause (2)), or (G) undertake any action that confers upon any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement;
               (viii) pay, discharge, cancel, waive, satisfy, or settle any pending or threatened material Legal Proceeding or material claim, liability or obligation, except for the settlement of any Legal Proceeding that (A) is reserved against in the Company Balance Sheet or (B) does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole;

               (ix) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices, or make any material restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the Company SEC Reports;
               (x) except as may be required as a result of a change in applicable Law or in GAAP, make any change in any of the accounting principles or practices or cash management practices used by it;
               (xi) (A) transfer or assign any Company Intellectual Property to any third Person, (B) exclusively license any Company Intellectual Property to any third Person, (C) except in the ordinary course of business in connection with the commercialization of Company Products or services, non-exclusively license any Company Intellectual Property to any third Person, or (D) modify the Company’s standard warranty terms for Company Products or services or amend or modify any product or service warranty, or otherwise modify any Company Intellectual Property Assignment;
               (xii) (A) make or change any material Tax election, (B) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (1) is an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the Company Balance Sheet or (2) is in an amount less than $100,000 in the aggregate, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;
               (xiii) acquire (by merger, consolidation or acquisition of stock or substantially all of the assets), directly or indirectly, any other Person or any material equity interest therein or any material amount of assets thereof;
               (xiv) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or its Subsidiaries;
               (xv) enter into, or materially amend, modify or supplement any Material Contract or Lease outside the ordinary course of business consistent with past practices or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or Lease or otherwise);
               (xvi) knowingly take any action or omit to take any action that would reasonably be expected to cause any of its representations and warranties herein to become untrue in any material respect; or
               (xvii) agree to or commit to do or enter into a Contract to take any of the actions prohibited by this Section 5.1(b).
          (c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the

Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations in accordance with the terms of this Agreement.
     5.2 No Solicitation.
          (a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such Person (and its agents and advisors) in possession of confidential information concerning the Company and its Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information.
          (b) During the Interim Period, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other agent or representative shall, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to, or cooperate in any way with, any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (except to the extent permitted pursuant to Section 5.3(b)), (iv) approve, endorse or recommend an Acquisition Proposal or make any Change of Recommendation (except to the extent permitted pursuant to Section 5.3(b)), (v) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (vi) enter into any letter of intent, agreement in principle, memorandum of understanding term sheet, acquisition agreement, option agreement or other Contract contemplating or otherwise relating to an Acquisition Transaction; provided, however, that notwithstanding the foregoing, if and only if the Company has not breached any of the restrictions or obligations set forth in Section 5.2(a) and this Section 5.2(b), prior to the receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through agents or other representatives, (A) participate or engage in discussions or negotiations with any Person that has made an unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to result in a Superior Proposal and/or (B) furnish to any Person that has made an unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to result in a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement, the terms of which are no less favorable to the Company than those contained in the

Confidentiality Agreement, which confidentiality agreement shall not include any exclusivity or other provision prohibiting the Company from satisfying its obligations hereunder (it being agreed that no non-public information relating to the Company or its Subsidiaries shall be provided to such Person pursuant to any existing confidentiality agreement or other obligation of confidentiality in effect on the date hereof), provided, however, that in the case of any action taken pursuant to the preceding clauses (A) or (B), (1) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary obligations to the Company Stockholders under Delaware Law, (2) at least twenty-four (24) hours prior to participating or engaging in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of the Person making such Acquisition Proposal and a copy of all documentation relating to such Acquisition Proposal (or a written summary of the material terms thereof) and written notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person and (3) prior to or contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent.
          (c) Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 5.2 by any directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other agent or representative retained by, the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2 by the Company.
     5.3 Company Board Recommendation.
          (a) Subject to the terms of Section 5.3(b), the Company Board shall recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).
          (b) Notwithstanding Section 5.3(a), at any time prior to the Requisite Stockholder Approval, the Company Board may, in response to a Superior Proposal, make a Change of Recommendation and terminate this Agreement pursuant to Section 9.1(g), if and only if all of the following conditions in clauses (i) through (v) are met:
               (i) In the case of a Superior Proposal, such Superior Proposal has not been withdrawn and continues to be a Superior Proposal;
               (ii) the Company shall have delivered to Parent written notice at least three (3) Business Days prior to publicly effecting such Change of Recommendation in response to a Superior Proposal of its intention to terminate this Agreement in response to a Superior Proposal which shall state expressly (A) that the Company has received a Superior Proposal, (B) the identity of the Person making the Superior Proposal and the material terms and conditions of the Superior Proposal and contemporaneously providing a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal, and (C) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so;

               (iii) the Company shall have caused its financial and legal advisors to, during such three (3) Business Day notice period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board to not effect a Change of Recommendation or to conclude that such Superior Proposal has ceased to constitute a Superior Proposal, as the case may be;
               (iv) in the event that during such three (3) Business Day notice period any revisions are made to the Superior Proposal and the Company Board or any committee thereof in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall have delivered a new written notice to Parent to comply with the requirements of this Section 5.3 with respect to such new written notice, except that the three (3) Business Day notice period shall be reduced to one (1) calendar day; and
               (v) the Company Board has concluded in good faith, after receipt of advice from and consultation with its outside legal counsel, that the Company Board’s failure to effect a Change of Recommendation would be inconsistent with its fiduciary obligations to the Company Stockholders under Delaware Law.
          (c) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the Company Stockholders that the Company Board determines to make in good faith in order to fulfill its fiduciary duties to the Company Stockholders under applicable Law; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board reaffirms the Company Board Recommendation in such statement in or connection with such action.
     5.4 Company Stockholder Meeting. Unless there has been a Change of Recommendation, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the approval and adoption of this Agreement in accordance with the DGCL; provided, however, that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are insufficient shares of the Company Capital Stock necessary to conduct business at the Company Stockholder Meeting or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law (including any necessary supplements or amendments to the Proxy Statement), Order or a request from the SEC or its staff. Unless there has been a Change of Recommendation, the Company shall recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company Stockholders, use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, shall submit the Merger for a vote of the Company Stockholders at the Company Stockholder Meeting and shall use reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting. If the Company has not received a duly executed written consent providing for the Series B Preferred Approval prior to the tenth (10th) day immediately preceding the date of the Company Stockholder Meeting (the “Repurchase Notice Date”), the Company shall, on the Repurchase Notice Date, deliver to the holders of the Series B Preferred Stock a Repurchase Notice (as defined in the Series B Certificate of Designation), which Repurchase Notice shall comply in all respects with the Series B Certificate of Designation and shall provide that the Company will repurchase and cancel all of the outstanding shares of the Series B Preferred Stock prior to the Effective Time (and, for avoidance of doubt, prior to the consummation of any of the transactions contemplated by Article II) at a purchase price per share equal to the Series B Liquidation Preference Payment (as defined in the Series B Certificate of Designation). Any shares repurchased and cancelled pursuant to the immediately preceding sentence are referred to herein as “Redeemed Series B Shares”.

     5.5 Access. During the Interim Period, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract, it being understood that the parties will provide extracts, summaries, aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure. Any investigation conducted pursuant to the access contemplated by this Section 5.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.5.
     5.6 Certain Litigation. During the Interim Period, the Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the reasonable opportunity to participate with the Company in the defense or settlement of any such stockholder litigation and shall consider in good faith Parent’s views with respect to such stockholder litigation. The Company will not settle any action with or voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger.
     5.7 Section 16(b) Exemptions. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     5.8 Stock Quotation. During the Interim Period, the Company shall cause the continued trading and quotation of the Company Capital Stock on the NYSE Amex Equities.
     5.9 Freely Available Cash. The Company shall use its commercially reasonable efforts, consistent with past practice and subject to Section 5.1 above, to maximize the amount of Freely Available Cash.

ARTICLE VI
COVENANTS OF PARENT AND MERGER SUB
     6.1 Directors’ and Officers’ Indemnification and Insurance.
          (a) For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another Person (the “Indemnified Persons”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an Indemnified Person, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Indemnified Liabilities”) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Certificate of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers, employees and agents of the Company and its Subsidiaries.
          (b) At the Effective Time, the Company shall procure in effect for a period of six years after the Effective Time, insurance “tail” policies with respect to directors’ and officers’ liability insurance maintained by the Company (provided that the Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured as of the date hereof) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event will the Company expend in excess of 300% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 300% of the annual premium currently paid by the Company for such coverage, the Company shall use commercially reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 300% of such annual premium), it being agreed that the Company shall use commercially reasonable efforts to obtain competitive quotes for such insurance coverage in an effort to reduce the cost thereof.
          (c) The provisions of this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in the enforcement of the indemnity and other obligations provided for in this Section 6.1, provided that such Indemnified Person shall undertake in writing to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by final, nonappealable order, that such Indemnified Person is not entitled to indemnification. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.1.
          (d) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.1 shall be joint and several.
     6.2 Termination of Certain Employee Plans.
          (a) Effective no later than the date immediately preceding the Closing Date, but subject to the occurrence of the Closing, the Company and its Subsidiaries, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements, its retiree welfare benefits plan, and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company at least five (5) Business Days prior to the Closing Date that such 401(k) plans shall not be terminated) (collectively, “Terminating Employee Plans”). Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that such Terminating Employee Plan(s) have been terminated (effective as of the Business Day immediately preceding the Closing Date, but subject to the occurrence of the Closing) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent (such review to be timely and not unreasonably withheld). The Company shall take such other actions in furtherance of terminating such Terminating Employee Plan(s) as Parent may reasonably require. If, pursuant to this Section 6.2(a), the Company terminates its 401(k) plan, Parent shall take all steps reasonably necessary or appropriate so that, as soon as practicable following the Closing Date, participants in the Company’s 401(k) plan are permitted to (i) take a distribution, or (ii) if then employed by the Company or its Subsidiaries, become eligible to participate in the Parent’s 401(k) plan and roll over benefits from the Company’s 401(k) plan (and shall use commercially reasonable efforts to ensure that such rollover include outstanding loans) to the Parent’s 401(k) plan.
          (b) Parent shall use commercially reasonable efforts to, (i) with respect to each Parent Plan that is a medical or health plan, (y) waive (but only to the extent waived under any Company Employee Plan) any exclusions for pre-existing conditions under such Parent Plan that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the corresponding Company Employee Plan in which such Continuing Employee was an active participant immediately prior to his or her transfer to the Parent Plan and (z) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee prior to his or her transfer to the Parent Plan (to the same extent such credit was given under the analogous Company Employee Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan for the plan year that includes such transfer; and (ii) recognize service of the Continuing Employee with the Company for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Parent

Plan in which the Continuing Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Company Employee Plan prior to such transfer, provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, Merger Sub or the Surviving Corporation to terminate, any Continuing Employee at any time and for any reason, (ii) require Parent, Merger Sub or the Surviving Corporation to continue any Company Employee Plan or Parent Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iii) create any third party beneficiary rights or obligations in any Person (including any Continuing Employee or any dependent or beneficiary thereof) other than the parties to this Agreement.
     6.3 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
ARTICLE VII
ADDITIONAL COVENANTS OF ALL PARTIES
     7.1 Commercially Reasonable Efforts to Complete.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities; (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement; and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
          (b) The Company agrees to provide Parent with such cooperation in connection with the arrangement of any financing that Parent may decide to seek in connection with the transactions contemplated by this Agreement, including, without limitation, the financing contemplated by the Commitment Letters, as may be reasonably requested by Parent, including (i) participation in meeting, due diligence sessions and management presentation sessions and similar presentations, (ii) preparing business projections and financial statements (including pro forma financial statements) and other information for offering memoranda, private placement memoranda and similar documents and (iii) reasonably facilitating the pledge of collateral. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters prior to the Effective Time (unless such fee or liability is not payable until the occurrence of the Effective Time), and Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Each of Parent and Merger Sub shall use commercially reasonable efforts to (i) satisfy, on a timely basis, all material terms, conditions, representations and warranties applicable to Parent and Merger Sub set forth in the Debt Commitment Letter and (ii) enforce their respective rights under the Debt Commitment Letter. Each of Parent and Merger Sub shall use commercially reasonable efforts to negotiate definitive agreements with respect to the financing contemplated by the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on other terms acceptable to Parent and not in violation of this Section 7.1(b)) as soon as reasonably practicable. Parent will furnish correct and complete copies of such executed definitive agreements (excluding any fee letters, which by their terms are confidential) to the Company promptly upon their execution. At the Company’s request, Parent shall keep the Company informed of material developments of which Parent becomes aware relating to the financing contemplated by the Commitment Letters. Without limiting the foregoing, Parent agrees to notify the Company promptly if at any time prior to the Effective Time the Commitment Letters shall expire or be terminated for any reason. From and after the date hereof until the Closing, neither Parent nor Merger Sub shall amend or alter, or agree to amend or alter, the Debt Commitment Letter in any manner that would materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement without the prior written consent of the Company. If the Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Parent or Merger Sub for any reason, Parent shall use commercially reasonable efforts to (i) obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for an amount of financing sufficient to consummate the transactions contemplated by this Agreement; and (ii) negotiate definitive agreements with respect to such new financing; provided that Parent shall be under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions less favorable to Parent or its Affiliates than those included in the Debt Commitment Letter (as determined in Parent’s good faith and reasonable sole discretion). In the event that a new Debt Commitment Letter is executed in accordance with this Section 7.1, then such new Debt Commitment Letters shall be the “Debt Commitment Letter” for purposes of this Agreement.
     7.2 Regulatory Filings.
          (a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) Business Days of the date hereof and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws. Except where prohibited by applicable Law and subject to the Confidentiality Agreement, each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws and (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. Each party, to the extent practical, shall give notice of, and permit the other party (including its legal counsel) to review, any communication given by it to, and consult with such other party in advance of any meeting or conference with, the FTC, DOJ or other Governmental Authority or, in connection with any proceeding by a private party, with any other Person and to the extent permitted by such Governmental Authority or other Person, give such other party the opportunity to attend and participate in such meetings and conferences. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub is required to, or to cause any of its Affiliates to, divest, hold separate or otherwise dispose of any assets contemplated by the Merger.
          (b) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 7.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.
     7.3 Proxy Statement.
          (a) As promptly as practicable after the execution of this Agreement, but in no event later than ten (10) Business Days thereafter, the Company shall prepare, and file with the SEC, a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the seeking of the Requisite Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent as may be reasonably requested by the Company for inclusion in the Proxy Statement, or in any amendments or supplements thereto. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the definitive Proxy Statement to be mailed to the Company Stockholders. The

Company will cause all documents that it is responsible for filing with the SEC or other Governmental Authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply with all applicable Law. Prior to filing any Proxy Statement or any other filing with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby (including any amendment or supplement to the Proxy Statement as a result of any event or occurrence required to be set forth therein), the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.
          (b) The Company will notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement or the issuance of any stop order) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its advisers or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing with any Governmental Authority in connection with the transactions contemplated hereby. The Company shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC or any other Governmental Authority with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, and shall in good faith consider including in such response all comments reasonably proposed by Parent. The Company will respond in good faith to any comments of the SEC and if, at any time prior to the Effective Time, any event or information relating to the Company, Parent or Merger Sub, or any of their Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Law, disseminated to the Company Stockholders.
          (c) Unless this Agreement is earlier terminated pursuant to Article IX, subject to the terms of Section 5.3(b), the Company shall include the Company Board Recommendation in the Proxy Statement.
     7.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

     7.5 Notification of Certain Matters.
          (a) During the Interim Period, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 8.2(a) or Section 8.2(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.5(a).
          (b) During the Interim Period, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 8.3(a) or Section 8.3(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.5(b).
     7.6 Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.6 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 5.3.

     7.7 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated March 6, 2009 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms and shall survive any termination of this Agreement.
     7.8 Distribution of Trust. Prior to or at the Effective Time, the Company shall transfer, distribute or take any other necessary action to transfer or distribute, in a manner that does not require any registration under (and complies in all material respects with) the Exchange Act or any other state, federal or foreign securities laws, the Company’s interest in the AremisSoft Liquidating Trust to the Company Stockholders or to an entity formed to hold such interest for the benefit of the Company Stockholders.
ARTICLE VIII
CONDITIONS TO THE MERGER
     8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:
          (a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained in accordance with Delaware Law and the Certificate of Incorporation and Bylaws of the Company.
          (b) Requisite Regulatory Approvals. (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, (ii) the clearances, consents, approvals, orders and authorizations relating to other Antitrust Law and set forth in Schedule 8.1(b) shall have been obtained.
          (c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law or other restraint or prohibition that is in effect and has the effect of making the Merger illegal or which has the effect, or would reasonably be expected to have the effect, of prohibiting or otherwise preventing or delaying the consummation of the Merger or (ii) issued or granted any Order or other restraint or prohibition that is in effect and has the effect of making the Merger illegal or which has the effect, or would reasonably be expected to have the effect, of prohibiting or otherwise preventing or delaying the consummation of the Merger.
     8.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than the Identified Company Representations) shall have been true and correct in all respects as of the date of execution of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such particular date), except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect, and (ii) the Identified Company Representations shall be true and correct in all respects as of the date of execution of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those Identified Company Representations which address matters only as of a particular date, in which case such Identified Company Representations shall be true and correct in all respects as of such particular date), except for any failure to be so true and correct which has not resulted and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $150,000; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this Section 8.2(a), all qualifications based upon materiality or “Company Material Adverse Effect” or any similar qualifications set forth in such representations and warranties shall be disregarded.
          (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants and agreements that are to be performed by it under this Agreement at or prior to the Effective Time.
          (c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, (i) certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied and (ii) attaching certified copies of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the resolutions duly adopted by the Company’s stockholders adopting this Agreement.
          (d) Company Material Adverse Effect. No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect.
          (e) Statutory Rights of Appraisal. The holders of not more than 10% of the outstanding Company Capital Stock shall have demanded appraisal of their Company Capital Stock in accordance with Delaware Law.
          (f) Pending Litigation. There shall not be pending any (i) nonfrivolous suit, action or proceeding brought by a third party (other than a Governmental Authority) that has a reasonable likelihood of success or (ii) suit, action or proceeding brought by a Governmental Authority, in either case (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (B) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other transactions contemplated hereby or (C) seeking to impose limitations on the ability of Parent, Merger Sub or any of their respective Affiliates, to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock, including, without limitation, the right to vote shares Company Capital Stock on all matters properly presented to the stockholders of the Company.
          (g) Series B Approval. If the Series B Approval has not been obtained, the Company shall have repurchased all of the outstanding shares of the Series B Preferred Stock in accordance with Section 5.4.
     8.3 Additional Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of execution of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement, (ii) changes contemplated by this Agreement and (iii) those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements that are to be performed by them under this Agreement at or prior to the Effective Time.
          (c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
          (a) by mutual written agreement of Parent and the Company;
          (b) by either Parent or the Company, if the Merger shall have not been consummated on or before September 30, 2009 (the “Termination Date”); provided, however, that if the Closing shall not have occurred by such date, but on such date, all of the conditions to

Closing set forth in Article VIII (except those conditions that by their nature are only to be satisfied as of the Closing), other than the condition set forth in Section 8.1(b) have been satisfied or waived in writing, then neither party shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) until December 7, 2009; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose breach of any covenant contained in this Agreement resulted in any of the conditions to the Merger set forth in Article VIII having failed to be satisfied on or before the Termination Date;
          (c) by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing or delaying the consummation of the Merger or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing or delaying the Merger, and such Order has become final and non-appealable;
          (d) by either Parent or the Company, if the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof) at which a vote on such approval was taken;
          (e) by the Company, in the event that (i) the Company is not then in material breach of its representations, warranties, covenants, agreements and other obligations under this Agreement and (ii) Parent or Merger Sub shall have breached or otherwise violated any of their respective representations, warranties, covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become inaccurate after the date hereof, in either case that (A) would give rise to the failure of the conditions to the Merger set forth in Section 8.3(a) or Section 8.3(b) to be satisfied and (B) is not cured within fifteen calendar days after written notice thereof is received by Merger Sub and Parent or is incapable of being cured;
          (f) by Parent, in the event that (i) Parent and Merger Sub are not then in material breach of their respective representations, warranties, covenants, agreements and other obligations under this Agreement and (ii) the Company shall have breached or otherwise violated any of its representations, warranties, covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate after the date hereof, in either case that (A) would give rise to the failure of the conditions to the Merger set forth in Section 8.2(a) or Section 8.2(b) to be satisfied and (B) is not cured within fifteen calendar days after notice thereof is received by the Company or is incapable of being cured;
          (g) by the Company, in the event that (i) the Company Board shall have effected a Change of Recommendation in accordance with Section 5.3(b) in connection with a Superior Proposal and (ii) the Company shall have complied with Section 5.2 and Section 5.3;
          (h) by Parent, in the event that the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal;

          (i) by Parent, in the event that (i) the Company Board or any committee thereof shall have for any reason effected a Change of Recommendation, (ii) the Company fails to call the Company Stockholder Meeting or fails to mail the Proxy Statement within five calendar days after being cleared by the SEC (or in the case of no comments by the SEC, within five calendar days after the tenth calendar day from the date of the initial filing of the preliminary Proxy Statement), (iii) the Company Board shall have failed to include in the Proxy Statement the Company Board Recommendation, (iv) the Company Board fails to reaffirm (publicly, if so requested) the Company Board Recommendation within two (2) Business Days after Parent requests in writing that such recommendation be reaffirmed or (iv) an Acquisition Proposal (whether or not a Superior Proposal) shall have been publicly announced by a Person unaffiliated with Parent and, within five (5) Business Days after the public announcement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act if such Acquisition Proposal is made in the form of a tender or exchange offer) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and, if such Acquisition Proposal is made in the form of tender or exchange offer, that the Company Stockholders not tender any shares of Company Capital Stock into such tender or exchange offer;
          (j) by Parent, in the event that there shall have been a material breach of Section 5.2 or Section 5.4; or
          (k) by the Company, in the event that (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that the Company is then able to satisfy such conditions) and (B) Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.3.
     9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.l(a)) shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be void and of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.7 (Confidentiality), this Section 9.2, Section 9.3 (Fees and Expenses) and Article X (General Provisions), each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement (provided that in no event shall the liability of Parent and Merger Subsidiary exceed the amount of the Parent Termination Fee less any amounts paid pursuant to Section 9.3(b)(iii)).
     9.3 Fees and Expenses.
          (a) General. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such fees and expenses.

          (b) Termination Fees; Expense Reimbursement.
               (i) In the event that this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(d) or Section 9.1(f), and within twelve (12) months after the date of such termination the Company consummates an Acquisition Transaction, the Company shall pay to Parent the Company Termination Fee immediately before and as a condition to the earlier of the signing of a definitive agreement in respect of, or the consummation of, such Acquisition Transaction, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
               (ii) In the event that this Agreement is terminated pursuant to Section 9.1(g), Section 9.1(h), Section 9.1(i) or Section 9.1(j) the Company shall pay to Parent the Company Termination Fee within two (2) Business Days of such termination by Parent and immediately before and as a condition to such termination by the Company, as applicable, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
               (iii) In the event that this Agreement is terminated pursuant to Section 9.1(e) (other than in the event of a termination under Section 9.1(e) arising out of a breach or other violation by Parent or Merger Sub that does not, in any material respect, interfere with or impede the Company’s ability to satisfy the conditions set forth in Section 8.1 or Section 8.2) or Section 9.1(k), Parent shall pay to the Company the Parent Termination Fee within one (1) Business Day of such termination, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.
               (iv) In the event that this Agreement is terminated pursuant to Section 9.1(d) or Section 9.1(f), the Company shall pay to Parent an amount equal to the Expenses of Parent, Merger Sub and their Affiliates not to exceed $1,000,000, within one (1) Business day after such termination, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, however, that any subsequent payment of the Company Termination Fee under Section 9.3(b)(i) will be reduced by the amount of any Expenses paid by the Company pursuant to this Section 9.3(b)(iv).
          (c) Single Payment. The parties hereto acknowledge and hereby agree that in no event shall either the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion.
          (d) Enforcement. The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.3 do not constitute a penalty. If the Company or Parent, as applicable, fails to pay as directed in writing by Parent or the Company, as applicable, any amounts due to Parent or the Company, as applicable, pursuant to this Section 9.3, within the time periods specified in this Section 9.3, then the Company or Parent, as applicable, shall pay the reasonable, out-of-pocket costs and expenses

(including reasonable legal fees and expenses) incurred by the other in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
          (e) Liquidated Damages. In the event that Parent shall receive the Company Termination Fee pursuant to Section 9.3(b)(i) or Section 9.3(b)(ii), or the Company shall receive the Parent Termination Fee pursuant to Section 9.3(b)(iii), such fees shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the parties in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the payments contemplated by Sections 9.3(b)(i), 9.3(b)(ii) and 9.3(b)(iii) represent the sole and exclusive remedy of the parties and that, except for the payments expressly set forth in Sections 9.3(b)(i), 9.3(b)(ii) and 9.3(b)(iii), each of the parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such party or parties) in connection with or arising out of the termination of this Agreement, any breach of or by any party giving rise to such termination or the failure of the Merger and the other transactions contemplated by this Agreement to be consummated.
     9.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.
     9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE X
GENERAL PROVISIONS
     10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.

     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
          (a) if to Parent or Merger Sub, to:
Steel Holdings, Inc.
Steel Merger Sub, Inc.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention: Prescott Ashe
Telephone No.: (415) 983-2700
Telecopy No.: (415) 983-2701
with a copy (which shall not constitute notice) to:
Kirkland & Ellis, LLP
555 California Street, 27th Floor
San Francisco, CA 94104
Attention: Gary M. Holihan, P.C. and Jeremy M. Veit
Telephone No.: (415) 439-1487
Telecopy No.: (415) 439-1500
          (b) if to the Company, to:
SoftBrands, Inc.
800 LaSalle Avenue,
Suite 2100
Minneapolis, MN 55402
Attention: Randal B. Tofteland
Telephone No.: (612) 851-1500
Telecopy No.: (612) 851-1560
with a copy (which shall not constitute notice) to:
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402-1498
Attention: Matthew J. Knopf and Christopher J. Bellini
Telephone No.: (612) 340-5603
Telecopy No.: (612) 340-7800
     10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     10.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.
     10.5 Third Party Beneficiaries. Except as set forth in or contemplated by the terms and provisions of Section 6.1, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.
     10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.7 Remedies.
          (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto hereby agree that irreparable damage would occur to Parent or Merger Sub in the event that any provision of this Agreement were not performed in accordance with their specific terms or were breached by the Company. Accordingly, Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company and to seek to enforce specifically against the Company (without bond or other security being required) the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America, sitting in Delaware), this being in addition to any other remedy to which Parent or Merger Sub are entitled at law or equity. Notwithstanding anything herein to the contrary, the parties hereto further acknowledge and agree that the Company shall not be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or otherwise seek to enforce specifically or through any other equity rule or remedy against Parent or Merger Sub the terms and provisions of this Agreement, and that the Company’s sole and exclusive remedy with respect to any such breach, regardless of whether this Agreement has been terminated, shall be the remedy available to the Company pursuant to

Section 9.3(b)(iii) hereof; provided, however, that the Company shall be entitled to specific performance against Parent and Merger Sub to prevent any breach by Parent or Merger Sub of Sections 5.5 or 7.7.
          (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be entitled to recover, in addition to any other remedy granted to such party therein, all such party’s reasonable, out-of-pocket costs and attorneys’ fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.
     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     10.9 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery, the Delaware Superior Court or any federal court sitting in the City of Wilmington, and any appellate court from any such court, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.
     10.10 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     10.11 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
     10.12 Counterparts. This Agreement may be executed in one or more counterparts, any of which may be delivered via facsimile and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

STEEL HOLDINGS, INC.
By:	/s/ David Dominik
David Dominik
President

STEEL MERGER SUB, INC.
By:	/s/ David Dominik
David Dominik
President

SOFTBRANDS, INC.
By:	/s/ Randal B. Tofteland
Randal B. Tofteland
President and Chief Executive Officer

[Signature Page to Merger Agreement]

*   Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”), the Company Disclosure Letter (as defined in this Agreement and Plan of Merger) has been omitted. The Company Disclosure Letter will be furnished supplementally to the Commission upon request.

EXHIBIT A
VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”) is made and entered into as of June [___], 2009 between Steel Holdings, Inc., a Delaware corporation (“Parent”), and Steel Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the one hand, and the undersigned stockholder (“Stockholder”) of SoftBrands, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.
W I T N E S S E T H:
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Merger Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which the outstanding shares of capital stock of the Company will be converted into the right to receive the Consideration;
     WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and
     WHEREAS, Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of capital stock of the Company set forth on the signature page of this Agreement (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2 hereof), being referred to herein as the “Subject Shares”).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:
     1. Agreement to Retain Subject Shares.
     1.1. Prior to the Expiration Date (as defined below), Stockholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein (“Transfer”); provided, however, such restrictions shall not be applicable to (i) a gift of the Subject Shares made to Stockholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of Stockholder or Stockholder’s spouse or issue, provided such transferee agrees to be bound by the terms of this Agreement or (ii) a transfer of title to the Subject Shares effected pursuant to Stockholder’s will or the laws of intestate succession; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 hereof); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the date upon which the Effective Time occurs or (y) the date upon which the Merger Agreement is terminated in accordance with the terms thereof.

     1.2. “New Shares” means:
          (a) any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase Company Capital Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and
          (b) any shares of capital stock or voting securities of the Company that Stockholder becomes the beneficial owner of as a result of any change in Company Capital Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting Company Capital Stock.
     2. Agreement to Vote Subject Shares and Take Certain Other Action.
     2.1. Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote or give written consent or, using Stockholder’s best efforts, cause the holder of record to vote or give written consent with respect to the Subject Shares:
          (a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby;
          (b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement, including any Acquisition Proposal;
          (c) against any Acquisition Transaction with any party other than Parent or an Affiliate of Parent as contemplated by the Merger Agreement;
          (d) against any other proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;
          (e) against any amendment of the Company’s certificate of incorporation or by-laws that is not requested or expressly approved by Parent; and
          (f) against any dissolution, liquidation or winding up of the Company.
     2.2. Prior to the Expiration Date, Stockholder, as the holder of voting stock of the Company, shall be present, in person or by the proxy contemplated in Section 3 hereof, or, using Stockholder’s best efforts attempt to cause the holder of record to be present, in person or by the proxy contemplated in Section 3 hereof, at all meetings of stockholders of the Company at which any of the matters referred to in Section 2.1 hereof is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

     2.3. Between the date of this Agreement and the Expiration Date, Stockholder will not, and will not permit any entity under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal other than, in the case of the preceding clauses (a) and (c), any such action that is made in opposition to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1 of this Agreement, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement.
     2.4. Stockholder shall use Stockholder’s commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, in each case at the Company’s or Parent’s written request and expense.
     3. Grant of Irrevocable Proxy Coupled with an Interest.
     3.1. Solely in the event of a failure by Stockholder to act in accordance with Stockholder’s obligations as to voting or executing a written consent pursuant to Section 2.1 of this Agreement, Stockholder hereby revokes any and all other proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date hereof and for so long as this Agreement has not been terminated by its terms, Stockholder hereby irrevocably appoints Parent, Merger Sub or any individual designated by Parent or Merger Sub as Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of Stockholder, to vote (or cause to be voted) the Subject Shares held beneficially or of record by Stockholder, in the manner set forth in Section 2, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company.
     3.2. Stockholder hereby affirms that the proxy set forth in this Section 3 is irrevocable, is coupled with an interest, and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement.
     3.3. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder’s Subject Shares and a vote by Stockholder of Stockholder’s Subject Shares.
     4. No Solicitation, etc. In consideration of Parent’s and Merger Sub’s significant expenses incurred (and to be incurred) in connection with the Merger, Stockholder agrees that until the Expiration Date, Stockholder shall not and shall cause Stockholder’s agents, representatives, advisors, employees, officers and directors, as applicable, not to initiate, solicit, entertain, promote, negotiate, aid, accept, or discuss, directly or indirectly, any proposal or offer regarding an Acquisition Proposal or Acquisition Transaction.
     5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants and covenants to Parent as follows:
     5.1. (a) Stockholder is the record or beneficial owner of the Subject Shares; (b) the Subject Shares set forth on the signature page hereto constitute Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies (other than the proxy statement contemplated in Section 3 hereof), voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances; (d) Stockholder has voting power and the power of disposition with respect to all of the Subject Shares outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Subject Shares acquired by Stockholder after the date hereof; and (e) Stockholder’s principal residence or place of business is accurately set forth on the signature page hereto.
     5.2. Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.
     5.3. Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Subject Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (a) permit any such transfer on its books and records, (b) issue a new certificate representing any of the Subject Shares or (c) record such vote unless and until Stockholder shall have complied with the terms of this Agreement.
     6. Termination. This Agreement and all obligations of Stockholder hereunder shall terminate and shall have no further force or effect as of the Expiration Date.
     7. No Impairment of Rights. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall limit or restrict (a) Stockholder or any representative or employee of Stockholder or ABRY Partners, LLC from acting in his or her capacity as an officer or director of the Company or assisting or facilitating action by any other such representative or employee who is acting in such capacity, to the extent applicable, it being understood that this

Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company, or (b) Stockholder from voting in Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1 hereof.
     8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
     9. Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any Affiliate of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     10. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of any Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.
     12. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          If to Stockholder, at the address set forth below on Stockholder’s signature page at the end hereof with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue, Suite 3600
New York, NY 10022-4675

Attn: John Kuehn
Facsimile No.: (212) 446-6460
If to Parent or Merger Sub, to:
Steel Holdings, Inc.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attn: Prescott Ashe
Facsimile No.: (415) 983-2700
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104
Attention: Jeremy M. Veit
Facsimile No.: (415) 439-1500
or to such other address as any party hereto may designate for itself by notice given as herein provided.
     13. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     15. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     16. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.
     17. Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     18. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed and delivered as of the date first above written.

STEEL HOLDINGS, INC.

By:

	Name:	[ ]
	Title:	[ ]

STEEL MERGER SUB, INC.

By:

	Name:	[ ]
	Title:	[ ]

Signature:	ABRY MEZZANINE PARTNERS, L.P.

By: ABRY MEZZANINE INVESTORS, L.P., its general partner

	By:	ABRY MEZZANINE HOLDINGS LLC, its general partner

By:

Name:

Title:

Street Address:	111 Huntington Avenue, 30th Floor

City, State and Zip:	Boston, MA 02199

Facsimile Number:	(617) 859-8797

Subject Shares owned on the date hereof:
                     shares of Company Common Stock
                     shares of Company Series B Preferred Stock
                     shares of Company Series C-1 Preferred Stock
                     shares of Company Series D Preferred Stock
                     shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights.